FARMOUT AND JOINT VENTURE AGREEMENT

BETWEEN

AMARC RESOURCES LTD.

AND

ROCKWELL VENTURES INC.

SCHEDULE 1:	DESCRIPTION OF PROPERTIES
SCHEDULE 2:	FORM OF CALL NOTICE

THIS AGREEMENT dated for reference the 1st day of November, 2004.

AMONG:

AMARC RESOURCES LTD., having an office at,
Suite 1020 - 800 West Pender Street, Vancouver British Columbia,
V6C 2V6

(hereinafter called "Amarc")

OF THE FIRST PART

AND:

ROCKWELL VENTURES INC., having an office at
Suite 1020 - 800 West Pender Street, Vancouver, British
Columbia, V6C 2V6

(hereinafter called "RCW")

OF THE SECOND PART

WHEREAS:

(A)                 Amarc beneficially owns and holds rights to acquire interests in the mineral properties (each a "Property" and collectively the "Properties" as hereinafter defined) set out on Schedule 1;

(B)                 Amarc has agreed to grant to RCW the right to earn a working interest (an "Interest") in one or more of the Properties in consideration of RCW providing a Funding Commitment (as defined) for exploration work to be conducted on the Properties in conjunction with other exploration work Amarc is conducting on the Properties and thereby earning RCW Interests;

(C)                  The exploration work is intended to quality as CEE (as defined);

(D)                  For a period of 180 days after RCW has earned an Interest in a Property, Amarc will have the option of purchasing any and all of the RCW Interests on the terms and conditions of this Agreement;

(E)                 To the extent Amarc does not exercise its option to purchase any of the RCW Interests, Amarc and RCW will form a joint venture, proportional to their respective Interests in each Property in which RCW has acquired an Interest, in order to coordinate exploitation of their Interests and to consider further exploration and development;

NOW, THEREFORE, THIS AGREEMENT WITNESSES that, in consideration of $1.00 now paid by RCW to Amarc and the mutual covenants and agreements herein contained, the parties hereto mutually agree as follows:

ARTICLE 1

INTERPRETATION

Definitions

1.1                  In this Agreement the following words and phrases shall have the following meanings:

(a)                  "Affiliate" means, in respect of a party hereto, a corporation with which that party is affiliated within the meaning of subsection 1(2) of the Securities Act (British Columbia).

(b)                 "Business Day" means a day, other than a Saturday, Sunday or Statutory Holiday on which the main branch of Canadian Imperial Bank of Commerce in Vancouver, British Columbia is open to the public for the transaction of business.

(c)                 "Call" means Amarc's right to purchase any and all of the RCW Interests in certain events as described in Article 5.

(d)                 "Call Notice" means notice in the form of Schedule 2.

(e)                  "Call Price" has the meaning set out in §5.3.

(f)                  "CEE" means Canadian exploration expense as defined in s.66.1(6) of the Tax Act.

(g)                  "Earn-In Date" has the meaning in §3.9.

(h)                  "Funding Commitment" means an aggregate of $600,000 to be expended by RCW on Qualified Expenditure Programs in order to earn Interests in the Properties as more particularly described on Schedule 1.

(i)                 "Interest" means a 50% undivided beneficial percentage working or participating interest to be earned by RCW in a Property (subject to any royalties to which the Property are subject as of the date hereof), provided it funds the Program for the sum of money listed beside each Property in Schedule 1 as the Qualified Expenditure Program. Amarc’s Interest will be equal to 50%.

(j)                  "Joint Venture" means the joint venture to be formed as of the Participation Date between Amarc and RCW in respect of a Property upon RCW having earned an Interest and providing Amarc has not previously exercised its Call right in respect of the RCW Interest on that Property.

(k)                  "Joint Venture Agreement" means the joint venture agreement to be entered into between Amarc and RCW as provided for in Article 4 hereof.

(l)                  "Operator" means for each Property and Joint Venture, Amarc (as long as it has at least a 50% Interest in a Property) or such other third party that Amarc appoints to carry out Qualified Expenditures.

(m)                  "Option" means the separate right of RCW to earn up to a 50% Interest in each the Properties by paying any of the respective Property Commitment in accordance with Schedule 1.

(n)                  "Other Tenements" means all surface rights of and to any lands within the perimeter of the Amarc Properties including surface rights held in fee or under lease, licence, easement, right of way or other rights of any kind (and all renewals, extensions and amendments thereof or substitutions therefor) acquired by or on behalf of the parties with respect to the Amarc Properties.

(o)                  "Participant" means any party having an Interest in a Joint Venture on a Property and includes its successors and permitted assigns. "Participants" means collectively all parties having an Interest and their respective successors and permitted assigns.

(p)                  "Participation Date" shall have the meaning determined in accordance with §3.9.

(q)                  "Program" means a program to carry out exploration and incur Qualified Expenditures on a Property represented by a document or documents wherein there is specified in reasonable detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during such Program, the estimated Qualified Expenditures to be incurred in carrying out such work and the area of the Property on which such work is to be undertaken and shall include any amendments to a Program as may be agreed upon by the parties.

(r)                  "Property" means a mining property, claim, interest and other rights comprised in the mineral claims more particularly described in Schedule 1 and shall include any renewal thereof and any other form of successor or substitute title therefor, and shall include any other mineral properties, claims or interest made part of a Property pursuant to this Agreement.

(s)                  "Property Commitment" the amount to be expended on behalf of RCW on a Property, expressed in dollars as more particularly described on Schedule 1 hereto and as it may be amended by agreement between the parties.

(t)                  "Properties" means each Property together;

(u)                  "Qualified Expenditure" means an expense, incurred on behalf of RCW in carrying out Programs, all of which shall qualify as CEE.

(v)                  "RCW Interest" means each 50% Interest acquired by RCW in a Property pursuant to this Agreement and RCW Interests means all of them.

(w)                  "Tax Act" means the Income Tax Act (Canada) as amended and in force from time to time.

(x)                  "TSX" means the TSX Venture Exchange.

1.2                  This Agreement shall be read with such changes in gender or number as the context shall require.

1.3                  The headings to the articles, paragraphs, parts or clauses of this Agreement and the table of contents are inserted for convenience only and shall not affect the construction hereof.

1.4                  Unless otherwise stated, a reference herein to a numbered or lettered article, paragraph, clause or schedule refers to the article, paragraph, clause or schedule bearing that number or letter in this Agreement. A reference to "this" article, paragraph, clause or schedule means the article, paragraph, clause or schedule in which the reference appears. A reference to "this Agreement", "hereof", "hereunder", "herein" or words of similar meaning, means this agreement including the schedules hereto, together with any amendments thereof.

1.5                 All dollar amounts expressed herein refer to lawful currency of Canada.

1.6                 Wherever interest is chargeable under this Agreement, unless otherwise specifically provided, interest will be at the specified per annum rate, calculated daily and compounded on the last day of each calendar month. For the purposes hereof, the Prime Rate in effect for each day of a month shall be equal to the Prime Rate declared at noon on the first Business Day of that month. For greater certainty, the daily interest rate chargeable will be the specified per annum rate divided by the number of days in that calendar year.

1.7                  A reference to a statute, regulation or other legislation herein shall be deemed to extend to and include any amendments thereto and successor legislation.

1.8                  The following schedules are incorporated into this Agreement by reference:

Schedule	Description

1	Description of the Properties and Amarc and RCW proposed Commitments Program

2	Form of Call Notice

1.9                 This Agreement shall be construed and governed by the laws in force in the Province of British Columbia and, except as provided in Article 6, the courts of said Province shall have exclusive jurisdiction to hear and determine all disputes arising hereunder. Each of the parties hereto irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This paragraph shall not be construed to affect the rights of a party to enforce a judgement or award outside the said Province, including the right to record or enforce a judgement or award in any jurisdiction in which the Property is situated.

1.10                 If any provision of this Agreement is or shall become illegal, invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and subsisting and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1                 Each party represents and warrants to the other parties with respect to such party that:

(a)                  it is a body corporate duly incorporated, organized and validly subsisting under the laws of British Columbia;

(b)                  it has full power and authority to carry on mineral exploration and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)                  neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement or instrument to which it is a party;

(d)                  the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents or directors' or shareholders' resolutions or any judgement, order, law or governmental or administrative regulation or restriction applicable to it; and

(e)                  all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder.

2.2                 Amarc additionally represents and warrants to RCW that:

(a)                 the mineral claims and other interests comprising each Property are accurately described in Schedule 1, are presently in good standing under the laws of British Columbia and, except as noted in Schedule 1, are free and clear of all liens, charges and financial encumbrances and Amarc owns the percentage interest noted thereon;

(b)                 any mineral claims included in each Property as described in Schedule 1 have been properly and legally staked, recorded, tagged and maintained;

(c)                 there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims and other interests comprising each the Property, nor to the knowledge of Amarc is there any basis therefore or interest therein, and there are no other agreements or options to acquire or purchase any Property or any portion thereof, and no person has any other royalty or other interest whatsoever in production from any part of any Property;

(d)                  no proceedings are pending for and Amarc is unaware of any basis for the institution of any proceedings leading to the dissolution or winding-up of Amarc or the placing of Amarc into bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(e)                 each Property and its existing and prior uses comply with and Amarc is not in violation of and has not violated in connection with its ownership, use, maintenance or operation of the Property, any applicable federal, provincial, municipal or local laws, regulations, orders or approvals, including environmental, health safety and similar matters; and

(f)                 the performance of this Agreement will not be in violation of or conflict the memorandum and articles of Amarc or any agreement to which Amarc is a party and will not give any person or company right to terminate or cancel any agreement or any right enjoyed by Amarc and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the assets of Amarc.

2.3                  The representations, warranties, covenants, agreements and conditions herein set out upon which the parties have relied in entering into this Agreement and shall survive the acquisition of the Interest in a Property by RCW, and each party will indemnify and save the others harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement (including, without limitation, legal fees and disbursements).

ARTICLE 3

OPTION AND EXPLORATION PROGRAMS

3.1                 Amarc hereby grants to RCW the right to earn a 50% Interest in each of the Properties by incurring Qualified Expenditures by funding Amarc with funds equal to the proposed Program for such property as described on Schedule 1, such funds to be utilized by Amarc in making Qualified Expenditures on the Properties for and on behalf of RCW on or before December 31, 2004 . Amarc agrees it shall make its best efforts to offer to RCW Qualified Expenditure Work Programs totalling at least $600,000 by December 31, 2004. On execution hereof, RCW shall elect to participate in the initial programs and shall fund it with a payment to Amarc of $600,000.

3.2                 Amarc hereby grants to RCW the right to elect to cancel its right to earn an Interest in a Property by giving Amarc not less than 30 days notice and providing that it shall thereupon lose all interest in such Property.

3.3                 The Interest in each Property earned by RCW hereunder will be deemed to be earned rateably as Qualified Expenditures are incurred by Amarc on behalf of RCW.

3.4                 Amarc may retain Hunter Dickinson Inc. or such other professionally qualified third party (herein referred to as a "Designee") as it deems appropriate to incur, on behalf of RCW, the Qualified Expenditures required by this Article 3.

3.5                 Amarc shall deliver to or cause to be delivered to RCW, on a monthly basis and within 20 days of each month-end during the term of the earn-in, a statement of the Qualified Expenditures actually incurred on a Property during the preceding month along with an invoice for any shortfall in RCW's funding. RCW shall not be liable for program overruns. RCW may question the accuracy of any such statement and invoice, by written notice to Amarc delivered within thirty (30) days following the receipt by RCW of such statement. Upon delivery by Amarc of a notice questioning the accuracy of such statement, the matter shall be referred to Amarc's independent Chartered Accountants for final determination. If Amarc's independent Chartered Accountants are unable or unwilling to make such determination, the matter may be referred to arbitration in accordance with Article 6. If Amarc's accountant or the arbitrator, as the case may be, determines that Amarc's statement was accurate (within one percent (1%)), no other action shall be taken with respect thereto and the costs of such audit or arbitration, as the case may be, shall be borne by RCW. Otherwise the statement shall be corrected and Amarc will pay the audit or arbitration cost.

3.6                 During the currency of the earn-in rights under this Article 3, Amarc or its designee shall act as Operator for the purpose of carrying out work and incurring Qualified Expenditures on the Properties. All such work and Qualified Expenditures shall be in accordance with one or more Programs prepared by Amarc in consultation with RCW. Any amendments to any Program shall similarly be prepared by Amarc in consultation with RCW. Amarc shall have final decision in respect of the final budgets for all Programs and RCW's discretion is limited to participating in such Programs or terminating its earn-in rights related thereto.

3.7                 During the currency of RCW's rights pursuant to Article 3 hereunder, RCW or its representatives, at their own risk and expense, and upon giving Amarc reasonable prior notice, may access each Property on which they have a Property Commitment at all reasonable times and inspect all records prepared by Amarc in connection with work done on or with respect to such Property, pursuant to this Agreement.

3.8                 At any time prior to the Earn-In Date in respect of a Property, RCW may, subject to Amarc’s Call right referred to in Article 5 of this Agreement, terminate its Property Commitment so long as it is not in default of any of its obligations under this Agreement and has paid all amounts incurred to date, by giving 30 days notice in writing to that effect to Amarc. In the event of termination, RCW shall retain no interest in the Property but shall be responsible for its share of costs incurred to the end of the 30 day period.

3.9                 Subject to earlier termination hereunder and provided that Amarc has not exercised its Call right referred to in Article 5 of this Agreement, a Participation Date in respect of each Property shall be that date which is 180 days after the Earn-In Date. The date that the Program for a Property has been completed and paid for by RCW is the "Earn-In Date".

3.10                 At the close of business on the date which is the Participation Date, RCW and Amarc shall form the Joint Venture referred to in Article 4.

ARTICLE 4

JOINT VENTURE

4.1                 Upon the Participation Date, Amarc and RCW will form a separate Joint Venture for each Property in which RCW has earned an RCW Interest. The Joint Venture shall be formed for the purpose of carrying out further exploration, and if warranted, further development. The parties will negotiate in good faith to execute a Joint Venture Agreement, said agreement to have standard Rocky Mountain Mineral Law Foundation model agreement terms and shall include as primary terms, but not be limited to, the following provisions:

(a)                 the initial interest of RCW in each Joint Venture will be RCW's Interest in the Property earned pursuant to this Agreement expressed as a percentage, and the Interest of Amarc will be 100% less RCW's Interest expressed as a percentage;

(b)                 Amarc shall be the operator of the Joint Venture as long as Amarc has at least 50%, otherwise RCW shall be operator;

(c)                 the operations of the Joint Venture will be overseen by a management committee, with each party to have voting rights on such committee equal to their Interest in the Joint Venture;

(d)                 each party will have 15 days following adoption of a work program to elect to participate therein and invoices rendered to participating parties in respect of any work program shall be payable within 30 days; and

(e)                 each party will grant to the other a 30-day right of first refusal with respect to the sale of such party's interest in the Joint Venture.

ARTICLE 5

AMARC'S CALL RIGHTS

5.1                 On the Earn-In Date RCW shall have the RCW Interest in a Property, if any, determined according to Article 3.

5.2                  For a period of 180 days after the Earn-In Date, Amarc shall have the exclusive right to purchase any or all, but not less than 100% individually (a "Call"), of each of RCW's Interests providing such purchase is completed within 60 days from the Call Notice to RCW, subject to such 60 day period being extended by any period reasonably required by Amarc (using always its reasonable efforts to complete the Call) necessitated by the requirements of any regulatory authority. Each Call Notice shall be initiated, where applicable, in the form attached as Schedule 2.

5.3                 Each Call may be exercised in cash or in consideration of the issuance of Amarc common shares or in a combination of both in Amarc’s sole discretion. The acquisition Call price of RCW’s called Interest to Amarc shall be equal to the sum of a number of Amarc shares

(or cash equivalent) valued as provided for in §5.4 in an amount which is agreed by the parties but which shall not be less than 110% of the Qualified Expenditures incurred by or for the account of RCW to earn its Interest in a Property. The total Amarc shares (or cash equivalent) so agreed being herein the “Call Price” .If the parties are unable to agree on the Call Price the parties shall retain an independent valuator who shall provide an opinion to the parties as to the fair value of the RCW Interest to be called. If either party disagrees with the value a second opinion shall be obtained and the two valuations shall be averaged to arrive at the Call Price. All valuators must hold appropriate credentials and must be acceptable to the TSX Venture Exchange. If Amarc elects not to proceed with acquisition after receiving one or two valuations it need not complete the Call and the parties will thereupon form the joint venture.

5.4                 The common shares of Amarc to be issued upon exercise of the Call shall be valued at the weighted average 5-day trading prices (sum of the last trade price in the day times volume for the trade day over 5-days; then the sum thereof divided by the total volume over the 5-day period) of Amarc's common shares as quoted on the TSX for the 5-trading days prior to the date of the call notice after Amarc provides RCW with notice of its intention to exercise the Call.

ARTICLE 6

ARBITRATION

6.1                 Any matter required or permitted to be referred to arbitration pursuant to this Agreement will be determined by a single arbitrator to be appointed by the parties hereto.

6.2                 Any party may refer any such matter to arbitration by written notice to the others and, within ten days after receipt of such notice, the parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

6.3                 If the parties cannot agree on a single arbitrator as provided in §6.1, or if the person appointed is unwilling or unable to act, either party may request the court to appoint a single arbitrator in accordance with the Commercial Arbitration Act of the Province of British Columbia (the "Act").

6.4                  Except as specifically provided in this Article, an arbitration hereunder shall be conducted in accordance with the Act. The arbitrator shall fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this Article. After hearing any evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The decision of the arbitrator will be made within 45 days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration shall be paid as specified in the award. The parties agree that the award of the single arbitrator shall be final and binding upon each of them and shall not be subject to appeal.

ARTICLE 7

NOTICE

7.1                 Any notice, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by mailing the same (first class postage prepaid) or by sending the same by facsimile transfer or other similar form of telecommunication, in each case addressed as follows:

(a)	If to Amarc, at:

Suite 1020 - 800 West Pender Street Vancouver, British Columbia, V6C 2V6

Attention: Ronald Thiessen Fax: (604) 684-8092

(b)	If to RCW, at:

Suite 1020 - 800 West Pender Street Vancouver, British Columbia, V6C 2V6

Attention: Rene Carrier Fax: (604) 684-8092

7.2                 Any notice, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the day it was delivered and, if mailed, shall be deemed to have been given and received on the third Business Day following the day of mailing, except in the event of disruption of the postal service in which event notice shall be deemed to be received only when actually received and, if sent by facsimile transfer or other similar form of telecommunication, shall be deemed to have been given or received on the next Business Day following the day on which it was so sent.

7.3                 Any party may at any time give to any other party notice in writing of any change of address of the party giving such notice or of notice of an assignment giving contact information of a new party, and from and after the giving of such notice, the address therein specified shall be deemed to be the address of such party for the purposes of giving notice hereunder. Any change of address notice shall include a contact number for the sending of notices by telecommunication hereunder.

ARTICLE 8

FORCE MAJEURE

8.1                  No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to: acts of God, fire, flood, earthquake, explosion, strikes, lockouts or other industrial disturbances, power line failures; laws, rules and regulations or orders of any duly constituted court or governmental authority; or nonavailability of materials or transportation (each an "Intervening Event").

8.2                 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in this Article, plus an additional time period reasonable in the circumstances.

8.3                 A party relying on the provisions of this Article will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted court or governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

8.4                 A party relying on the provisions of this Article shall give notice to the other party forthwith upon the occurrence of the Intervening Event and forthwith after the end of the period of delay when such Intervening Event has been eliminated or rectified.

8.5                 No party claiming force majeure has any obligation to accede to labour demands in strike or lock-out situations.

ARTICLE 9

GENERAL PROVISIONS

9.1                 This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

9.2                 No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will:

(a)                 be valid unless it is in writing and stated to be a consent or waiver hereunder;

(b)                 be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation;

(c)                 constitute a general waiver under this Agreement; or

(d)                 eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

9.3                 The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

9.4                 All payments to be made to any party hereunder may be made by cheque or draft mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice. Such bank or banks shall be deemed the agent of the designating party for the purpose of receiving, collecting and receipting such payment.

9.5                 If any party (a "Defaulting Party") is in default of any requirement herein set forth, the other party may give written notice to the Defaulting Party specifying the default. The Defaulting Party shall not lose any rights under this Agreement unless, within 30 days after the giving of notice of default by the other party, the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance or the Defaulting Party fails to dispute the notice of default. Upon any such failure, the other party shall be entitled to seek any remedy it may have on account of such default.

9.6                 Time shall be of the essence in the performance of this Agreement.

9.7                 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.8                  If any right, power or interest of any party in any property under this Agreement would violate the rule against perpetuities, then such right, power, or interest shall terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II, living on the date of execution of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the _____ day of November, 2004 effective as of the 1st day of November, 2004.

AMARC RESOURCES LTD.

Per:
Ronald W. Thiessen

ROCKWELL VENTURES INC.

Per:
Rene Carrier

SCHEDULE 1

To a Farmout and Joint Venture Agreement between Amarc Resources Ltd.
and Rockwell Ventures Inc. dated for reference the 1st day of November,
2004.

DESCRIPTION OF PROPERTIES

Property	Claims	British Columbia Tenure Numbers	Percentage Owned By Amarc	Qualified Expenditure Programs
KALDER	KAL 1 to KAL 9	414001 to 414008, 415081	100%	$ 180,000
M2	M2#1 to M2#9	411863 to 411869, 413183, 413184	100%	$105,000
TSIL	TSIL 1 to TSIL 4	413997 - 414000	100%	$125,000
M5	M5#1, M5#2	415330, 415331	100%	$ 75,000
M3	M3#1	415100	100%	$55,000
CRYSTAL	CRYSTAL 1 to CRYSTAL 9	408539 to 408542, 411322 to 411326	100%	$30,000
HOOK	RAT 1 to RAT 7	409496 to 409502	100%	$30,000

SCHEDULE 2

To a Farmout and Joint Venture Agreement between Amarc Resources Ltd. and Rockwell Ventures Inc. dated for reference the 1st day of November, 2004

CALL NOTICE

Date ‹›

TO: ‹› which has acquired an Interest pursuant to the Farmout and Joint Venture Agreement dated for reference the 1st day of November, 2004.

Amarc hereby gives you notice that it intends to purchase your Interest in the Property by the issuance of ‹› Amarc Shares valued at $‹› each and/or cash of $‹›. Our calculation of the Call amount is attached.

Please confirm your preparedness to accept the foregoing consideration or notify us of a price which is acceptable to you.

AMARC RESOURCES LTD.

Per:
Authorized Signatory

Receipt of the foregoing Call terms are acknowledged this ___ day of _______________ , 2005.

‹›

Per:
Authorized Signatory